AIM Advisors. Inc

                                                                  April 19, 1985

Cortland Trust
315 State Street
Hackensack, NJ 07601

Gentlemen:

     We have this day purchased 50,000 shares of the Cortland Trust's authorized but unissued shares of the General Money Market Fund (without par value), 25,000 shares of the Cortland Trust's authorized but unissued shares of the U.S. Government Fund (without par value) and 25,000 shares of the Cortland Trust's authorized but unissued shares of the Tax-Free Money Market Fund (without par value) (collectively, all such 100,000 shares to be referred to as the "Shares"). We hereby represent that we have purchased these Shares for investment purposes and not with a view to or for sale in connection with any distribution thereof, provided, however, that the disposition of these Shares shall at all times be and remain within our control.

                              Sincerely,


                         /s/ Charles T. Bauer
                             Charles T. Bauer
                             President